News Release
Andrew Corporation 10500 West 153rd Street, Orland Park, IL USA 60462 Tel: 708-349-3300 www.andrew.com

Analyst/Investor Contact:

Scott Malchow
Investor Relations
708-873-8515

Media Contact:

Rick Aspan
Corporate Communications
708-349-5166
publicrelations@andrew.com

ANDREW CORPORATION INTENDS TO CONVERT OUTSTANDING
SERIES 7.75% CONVERTIBLE PREFERRED STOCK

ORLAND PARK, IL, February 22, 2005 — Andrew Corporation has announced its intention to exercise its right to cause the conversion of all the outstanding Series 7.75% Convertible Preferred Stock (“Preferred Stock”) into shares of Andrew Common Stock (“Common Stock”). The company has 119,114 shares of Preferred Stock outstanding. The current conversion ratio is 11.526 shares of Common Stock for each share of Preferred Stock resulting in approximately 1,372,900 shares of Common Stock being issued. Fractional shares resulting from the conversion will be paid for in cash. The effective date of the conversion will be March 14, 2005. Dividends on the Preferred Stock will cease to be payable as of the effective date of the conversion.

About Andrew
Andrew Corporation (NASDAQ:ANDW) designs, manufactures and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and original equipment manufacturers from facilities in 35 countries. Andrew (www.andrew.com), headquartered in Orland Park, IL, is an S&P 500 company founded in 1937.

Forward Looking Statements
Some of the statements in this news release are forward looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in foreign currency exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.

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